Exhibit 99.1

AITX's RAD Announces Third ROAMEO Gen 4 Order as Expansion Opportunities Grow

Major Auto Retailer Latest to Turn to ROAMEO for Enhanced Visibility, Security Automation, and Operational Savings

Detroit, Michigan, April 30, 2025 - Artificial Intelligence Technology Solutions, Inc. (the Company), (OTCPK: AITX), through its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), today announced that a leading national auto retailer has placed an order for a ROAMEO™ Gen 4 security robot vehicle. The ROAMEO Gen 4 unit will be deployed to enhance lot security, support inventory management, and reduce reliance on traditional guarding services. This deployment reflects the growing demand for mobile, autonomous security solutions that deliver visibility, responsiveness, and operational savings.

Artist’s depiction of a RAD ROAMEO Gen 4 on patrol at an automobile storage lot.

With this announcement, RAD has disclosed three ROAMEO Gen 4 orders in as many days, underscoring the growing demand for autonomous security technology and the expanding role of ROAMEO Gen 4 in modernizing property protection.

ROAMEO Gen 4 is RAD's next-generation mobile security robot, engineered to patrol large outdoor spaces with fully autonomous navigation and recharging capabilities. Standing 6 feet 9 inches tall and weighing over 1,600 pounds, ROAMEO Gen 4 commands attention while delivering advanced AI-powered threat detection, obstacle avoidance, and real-time engagement. Designed to perform the high-cost, repetitive tasks often assigned to human guards, ROAMEO Gen 4 provides a highly visible, proactive security presence that strengthens property protection while driving substantial operational savings.

The order was facilitated by one of RAD's nationwide authorized dealers, further demonstrating the strength and reach of the Company's growing dealer network. The client will integrate ROAMEO Gen 4 into its security operations to enhance lot coverage, strengthen oversight of high-value vehicle inventory, and deliver a consistent security presence during non-business hours. Upon successful deployment, the client has indicated interest in expanding the use of ROAMEO Gen 4 across more than 15 additional locations, with multiple units anticipated at each site. This initiative is part of a broader effort to modernize operations, reduce dependence on traditional guarding services, and create safer, more efficient environments across its facilities.

"Closing three ROAMEO Gen 4 orders directly out of ISC West is a powerful indicator of the demand building around our solutions," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "ROAMEO has been the vision behind RAD since the beginning, and it's incredibly gratifying to see the market responding with such energy and urgency. This momentum reflects a major shift toward AI-based automation, and RAD is positioned to lead it."

The rapid succession of three ROAMEO Gen 4 orders highlights the accelerating adoption of RAD's autonomous security technologies. ROAMEO Gen 4 is firmly positioned as the Company's top RMR generator and preferred solution for organizations modernizing their security strategies. RAD expects to announce additional ROAMEO Gen 4 deployments in the near future as the security industry's shift toward automation continues to gain momentum.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry[i] through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

[i] https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/